Exhibit 21.1

Subsidiaries of

Tallgrass Energy GP, LP

(as of April 17, 2015)

Company	Jurisdiction of Organization
Tallgrass Equity, LLC	Delaware
Tallgrass MLP GP, LLC	Delaware
Tallgrass Energy Partners, LP	Delaware
Tallgrass MLP Operations, LLC	Delaware
Tallgrass Midstream, LLC	Delaware
Tallgrass Interstate Gas Transmission, LLC	Colorado
Trailblazer Pipeline Company LLC	Delaware
Tallgrass PXP Holdings, LLC	Delaware
Tallgrass Pony Express Pipeline, LLC	Delaware
NECL Realty Holdings, LLC	Delaware
Tallgrass Energy Investments, LLC	Delaware
BNN Water Solutions, LLC	Delaware
BNN Redtail, LLC	Delaware
Alpha Reclaim Technology, LLC	Texas
BNN West Texas, LLC	Delaware
BNN Recycle, LLC	Delaware